EXHIBIT 5.1

Nicole C. Brookshire
(650) 843-5731
nbrookshire@cooley.com

August 13, 2007

Sunesis Pharmaceuticals, Inc.
341 Oyster Point Boulevard
South San Francisco, California 94081

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Sunesis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to one million four hundred seventeen thousand six hundred forty-six (1,417,646) shares of the Company’s Common Stock, $0.0001 par value, (the “Shares”) pursuant to its 2005 Equity Incentive Award Plan, 2006 Employment Commencement Incentive Plan and Employee Stock Purchase Plan (collectively, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related Prospectuses, your Certificate of Incorporation and Bylaws, as currently in effect, the Plans and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward Kronish LLP

By: /s/ Nicole C. Brookshire
     Nicole C. Brookshire